Exhibit (a)(1)

Delaware The First State Page 1 3133838 8100 Authentication: 202849330 SR# 20240588077 Date: 02-20-24 You may verify this certificate online at corp.delaware.gov/authver.shtml I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF “THE POP VENTURE FUND”, FILED IN THIS OFFICE ON THE TWENTIETH DAY OF FEBRUARY, A.D. 2024, AT 2:45 O`CLOCK P.M.

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:45 PM 02/20/2024
FILED 02:45 PM 02/20/2024
SR 20240588077 - File Number 3133838

STATE of DELAWARE
CERTIFICATE of TRUST

This Certificate of Trust is filed in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) and sets forth the following:

•	First: The name of the trust is
The Pop Venture Fund

•	Second: The name and address of the Registered Agent in the State of Delaware is

Corporation Service Company 251 Little Falls Drive Wilmington, DE 19808

•  Third: The Statutory Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

•	Fourth: (Insert any other information the trustees determine to include therein.)

By:	/s/ Nicole Loftus
Trustee(s)

Name:	Nicole Loftus
Typed or Printed